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[NAVIGANT INTERNATIONAL LOGO]                                       EXHIBIT 99.1

News Announcement                                          For Immediate Release


CONTACT:
Robert Griffith                                Kristian Talvitie, Joseph Jaffoni
Chief Financial Officer                           Jaffoni & Collins Incorporated
Navigant International                             212/835-8500 or flyr@jcir.com
303/706-0800

                  NAVIGANT INTERNATIONAL TO ACQUIRE SATOTRAVEL

       Navigant Emerges as Nation's 2nd Largest Travel Management Company

DENVER and ARLINGTON, Va. - June 7, 2001 -  Navigant International (Nasdaq:
FLYR, www.navigant.com), the nation's fourth largest supplier of corporate travel management services, today announced it has entered into a definitive agreement to acquire privately held SatoTravel (www.satotravel.com), the seventh largest travel management supplier in the U.S., for $45 million.

Upon completing the transaction, Denver-based Navigant will become the nation's second largest travel management company, based on airline ticket sales, with expected annual gross airline ticket sales of approximately $4.2 billion. Pursuant to the agreement, the $45 million purchase consideration will consist of $27 million cash and approximately 1,469,000 shares of Navigant common stock, valued at $12.25 per share, the 20-day moving average prior to signing the Letter of Intent. The agreement also provides for an additional $4.8 million payment of cash and stock if SatoTravel achieves certain revenue objectives by the first anniversary of the closing. The transaction is expected to close later this month.

SatoTravel, based in Arlington, specializes in providing travel management services to government agencies and large corporations. In the 12 months ended December 31, 2000, SatoTravel generated approximately $1.2 billion in gross annual air sales representing approximately $135.5 million in revenue. Under the terms of the agreement, Lawrence Hough, Co-Chairman and Chief Executive Officer of SatoTravel will join Navigant's Board of Directors, increasing the size of the Board to six members, and will retain operating responsibility for SatoTravel.

                                    -more-
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Navigant International/SatoTravel, 6/7/01                                 page 2

Commenting on the transaction, Navigant Chairman and Chief Executive Officer Edward S. Adams, stated, "This is an excellent financial and strategic transaction for Navigant and further builds the critical mass of our operations. This acquisition realizes several goals of both SatoTravel and Navigant. Together, we will be the second largest travel management company in the U.S. Importantly, we share the same commitment to superior customer service, the development of innovative technologies and dedication to creating cost-savings for our clients."

"We look forward to joining forces with one of the most well respected companies in our industry," said Lawrence Hough, Co-Chairman and Chief Executive Officer of SatoTravel. "The combined entity will benefit from a further diversified client base, as well as heightened market presence and opportunity both in North America and abroad."

SatoTravel provides end-to-end travel management solutions, meeting and convention planning, and leisure travel services through 259 staffed locations in all 50 states, various U.S. possessions, and 13 foreign countries. The company also operates three state-of-the-art call centers in Sterling, Va., Seattle and northern Minnesota. SatoTravel has approximately 2,000 employees, bringing Navigant's total employee base to approximately 6,000.

SatoTravel represents the latest of more than 35 travel companies that Navigant has acquired since 1997. As with previous acquisitions, Navigant will focus its integration efforts on identifying and adopting "best of breed" solutions and practices based on both Companies' current operations.

Robert Griffith, Navigant's Chief Financial Officer, concluded, "We have been analyzing and pursuing this acquisition for some time and have structured an agreement that brings substantial financial and strategic benefits to both parties. The terms of the agreement meet our criteria on all levels. We expect SatoTravel to be neutral to EPS for the remainder of 2001 and 5 cents accretive in 2002."

Navigant currently is the fourth largest provider of corporate travel management services in the U.S. and in Canada. With approximately $2.9 billion in annual gross airline ticket sales, the company has approximately 640 regional offices and on-site customer travel operations in the U.S., Canada, the United Kingdom and Brazil, including offices in the largest U.S. business markets. It has a corporate client base of 13,000. Navigant's shares are traded on the NASDAQ National Market System under the symbol "FLYR."

This news release contains forward-looking statements, including statements about the Company's growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties.
Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, general economic conditions, and risks related to integration of operations and acquisitions, and the risk factors described in the Company's report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company's SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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